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Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

XCEL ENERGY INC.
(Exact name of registrant as specified in its charter)

MINNESOTA	41-0448030
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
800 Nicollet Mall Suite 3000
Minneapolis, Minnesota	55402-2023
(Address of principal executive offices)	(Zip Code)

NEW CENTURY ENERGIES, INC. OMNIBUS INCENTIVE PLAN
PUBLIC SERVICE COMPANY OF COLORADO OMNIBUS INCENTIVE PLAN
SOUTHWESTERN PUBLIC SERVICE COMPANY 1989 STOCK INCENTIVE PLAN
SOUTHWESTERN PUBLIC SERVICE COMPANY EMPLOYEE INVESTMENT PLAN
SOUTHWESTERN PUBLIC SERVICE COMPANY
DIRECTORS' DEFERRED COMPENSATION PLAN

(Full title of the Plans)

Gary R. Johnson
Vice President and General Counsel
Xcel Energy Inc.
800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402-2023
(612) 330-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications to:
Robert J. Joseph, Esq.
Gardner, Carton & Douglas
321 North Clark Street
Chicago, Illinois 60610
(312) 644-3000

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount To be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $2.50 par value	3,731,525	$26.06	$97,243,541.50	$25,672.30

(1)
In addition, pursuant to Rule 416(c) promulgated under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional securities in order to adjust the number of securities reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar transaction affecting the common stock.

(2)
Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h), on the basis of the average of the high and low sales prices of Xcel Energy Inc. Common Stock on October 24, 2000.

PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed by Xcel Energy Inc. ("Xcel" or "Registrant") or New Century Energies, Inc. ("NCE"), which merged with and into Northern States Power Company ("NSP") on August 18, 2000 to form Xcel, with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

  (a)
  NSP's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

  (b)
  NSP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

  (c)
  Xcel's Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 13, 2000, February 23, 2000, March 3, 2000, March 29, 2000, May 26, 2000 and August 21, 2000;

  (d)
  NCE's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended;

  (e)
  NCE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

  (f)
  NCE's Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 19, 2000, June 1, 2000 and July 24, 2000.

    In addition, each document filed by the Company pursuant to Sections13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended after the date hereof, and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

    Not Applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

    The supplemental consolidated financial statements of Xcel Energy Inc. as of December 31, 1999, included in the Company's Current Report on Form 8-K dated August 21, 2000, and the consolidated financial statements and schedule of NCE as of December 31, 1999, included in NCE's Form 10-K for the year ended December 31, 1999, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    With respect to the unaudited consolidated condensed interim financial information for the quarters ended March 31, 2000 and June 30, 2000, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated condensed interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

    The consolidated financial statements of Northern States Power Company as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this Prospectus by reference to Northern States Power Company's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The legality of the shares of the common stock of Xcel Energy Inc. ("Xcel") to be issued in connection with the New Century Energies, Inc. Omnibus Incentive Plan, Public Service Company of Colorado Omnibus Incentive Plan, Southwestern Public Service Company 1989 Stock Incentive Plan, Southwestern Public Service Company Employee Investment Plan and Southwestern Public Service Company Directors' Deferred Compensation Plan is being passed upon for Xcel by Gary R. Johnson, Vice President and General Counsel of Xcel. At August 18, 2000, Mr. Johnson was the beneficial owner of 86,437 shares of Xcel common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 302.A.521 of Minnesota Statutes permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in the Restated Articles of Incorporation, as amended, Article 4 of the Bylaws of the Registrant contains provisions for indemnification of its directors and officers consistent with the provisions of Section 302A.521 of the Statutes. The Registrant's Restated Articles of Incorporation also contain provisions limiting the liability of the Registrant's director in certain instances.

    The Registrant has obtained insurance policies indemnifying the Registrant and the Registrant's directors and officers against certain civil liabilities and related expenses.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not Applicable.

ITEM 8.  EXHIBITS

4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 4.01 to the Registrant's Form 8-K (File No. 1-3034) filed August 21, 2000).
4.2	By-Laws of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant's Form S-8 (File No. 333-48590) filed October 25, 2000).
5	Opinion of Counsel regarding legality of securities.
15.1	Letter on Unaudited Financial Information.
23.1	Consent of Independent Public Accountants.
23.2	Consent of Independent Accountants.
23.3	Consent of Counsel (included in Exhibit 5).
24	Power of attorney.

ITEM 9.  UNDERTAKINGS

A. Updating Disclosure

The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Subsequent Exchange Act Documents.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, state of Minnesota.

XCEL ENERGY INC.
By:	/s/ WAYNE H. BRUNETTI Wayne H. Brunetti, President and Chief Executive Officer

Date: October 25, 2000

    Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE

/s/ JAMES J. HOWARD* James J. Howard, Chairman of the Board and Director October 25, 2000
/s/ WAYNE H. BRUNETTI Wayne H. Brunetti, President, Chief Executive Officer and Director October 25, 2000
/s/ E.J. MCINTYRE* E.J. McIntyre, Vice President and Chief Financial Officer October 25, 2000
/s/ DAVID E. RIPKA* David E. Ripka, Controller (Chief Accounting Officer) October 25, 2000

/s/ CONEY BURGESS* C. Coney Burgess, Director October 25, 2000
/s/ DAVID A. CHRISTENSEN* David A. Christensen, Director October 25, 2000
/s/ GIANNANTONIO FERRARI* Giannantonio Ferrari, Director October 25, 2000
/s/ ROGER R. HEMMINGHAUS* Roger R. Hemminghaus, Director October 25, 2000
/s/ A. BARRY HIRSCHFELD* A. Barry Hirschfeld, Director October 25, 2000
/s/ DOUGLAS W. LEATHERDALE* Douglas W. Leatherdale, Director October 25, 2000
/s/ ALBERT F. MORENO* Albert F. Moreno, Director October 25, 2000
/s/ MARGARET R. PRESKA* Margaret R. Preska, Director October 25, 2000

/s/ A. PATRICIA SAMPSON* A. Patricia Sampson, Director October 25, 2000
/s/ ALLAN L. SCHUMAN* Allan L. Schuman, Director October 25, 2000
/s/ RODNEY E. SLIFER* Rodney E. Slifer, Director October 25, 2000
/s/ W. THOMAS STEPHENS* W. Thomas Stephens, Director October 25, 2000
*By:/s/ CATHY J. HART Cathy J. Hart, (Attorney-in-Fact) October 25, 2000

EXHIBIT INDEX

4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 4.01 to the Registrant's Form 8-K (File No. 1-3034) filed August 21, 2000).
4.2	By-Laws of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant's Form S-8 (File No. 333-48590) filed October 25, 2000).
5	Opinion of Counsel regarding legality of securities.
15.1	Letter on Unaudited Financial Information.
23.1	Consent of Independent Public Accountants.
23.2	Consent of Independent Accountants.
23.3	Consent of Counsel (included in Exhibit 5).
24	Power of attorney.

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SIGNATURES
EXHIBIT INDEX